Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 17, 2008, on the consolidated balance sheets of First Advantage Bancorp, Inc. (Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in the Registration Statements on Form S-8 (Nos. 333-147732 and 333-151679) previously filed by the Company with the United States Securities and Exchange Commission.

/s/BKD, LLP

Louisville, Kentucky
March 25, 2009